Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in Registration Statement No. 333-120089 on Form S-8 of our report dated June 29, 2007, relating to the financial statements of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan, as of December 31, 2006 and 2005 and the financial statement for benefits for the year ended December 31, 2006, which report appears in the fiscal year December 31, 2006 Annual Report on Form 11-K of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
June 29, 2007

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.